Calculation of Filing Fee Tables
S-3
INTERNATIONAL BUSINESS MACHINES CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	2.900% Notes Due 2030	457(r)	780,225,000		$ 779,827,085.25	0.0001531	$ 119,391.53
Fees to be Paid	2	Debt	3.150% Notes Due 2033	457(r)	1,144,330,000		$ 1,143,208,556.60	0.0001531	$ 175,025.23
Fees to be Paid	3	Debt	3.450% Notes Due 2037	457(r)	936,270,000		$ 933,367,563.00	0.0001531	$ 142,898.57
Fees to be Paid	4	Debt	3.800% Notes Due 2045	457(r)	780,225,000		$ 780,006,537.00	0.0001531	$ 119,419.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 3,636,409,741.85		$ 556,734.33
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 556,734.33
Offering Note
[1]	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on February 5, 2025 of EUR1 = $1.0403 as reported on Bloomberg.

[2]	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on February 5, 2025 of EUR1 = $1.0403 as reported on Bloomberg.

[3]	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on February 5, 2025 of EUR1 = $1.0403 as reported on Bloomberg.

[4]	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on February 5, 2025 of EUR1 = $1.0403 as reported on Bloomberg.